Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Conduit Pharmaceuticals Inc. on Form S-1 of our report dated April 16, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Conduit Pharmaceuticals Inc. as of December 31, 2023 and 2022 and for the years then ended, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
East Hanover, NJ
September 4, 2024